EXHIBIT 10.1
EXECUTION COPY
AMENDMENT NO. 1 TO CREDIT AGREEMENT
     AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) dated July 30, 2007 and effective as of the Amendment No. 1 Effective Date (as defined below), to the Credit Agreement dated as of January 18, 2007 (as in effect immediately prior to the effectiveness hereof, the “Credit Agreement”) among Fidelity National Information Services, Inc. (the “Company”), certain Subsidiaries of the Company party thereto (each, a “Designated Borrower” and, together with the Company, the “Borrowers” and, each, a “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Swing Line Lender and L/C Issuer, and Bank of America, N.A., as Swing Line Lender.
RECITALS:
     1. The Company has advised the Lenders that the Company intends to undertake the eFunds Merger (as defined below) pursuant to which eFunds will become a wholly owned Subsidiary of the Company and, in connection therewith, the Company intends to borrow Additional Term Loans in an aggregate principal amount of $1,600,000,000.
     2. In connection with the eFunds Merger and related transactions, the Company wishes to amend the Credit Agreement in the manner described herein. The Lenders party hereto and the Administrative Agent are willing to agree to such amendments on and subject to the terms and conditions set forth herein.
     3. The parties hereto therefore agree as follows:
     Section 1. Certain Definitions. Each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, on and after the Amendment No. 1 Effective Date, refer to the Credit Agreement as amended hereby.
     Section 2. Defined Terms.
     (a) Section 1.01 of the Credit Agreement is hereby amended by adding, in appropriate alphabetical order, the following defined terms:

     ”Amendment No. 1” means Amendment No. 1 to Credit Agreement dated July 30, 2007 and effective as of the Amendment No. 1 Effective Date.
     ”Amendment No. 1 Effective Date” means the date on which Amendment No. 1 becomes effective pursuant to Section 15 thereof.
     ”Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
     ”Cash Management Obligations” has the meaning set forth in the Pledge Agreement.
     ”Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
     ”Collateral Agent” means JPMCB in its capacity as collateral agent, or any successor collateral agent.
     ”Collateral Documents” means, collectively, the Pledge Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
     ”Company Supplemental Agreement” means the Supplemental Agreement dated as of the Amendment No. 1 Effective Date between the Company and the Administrative Agent, substantially in the form of Exhibit K.
     ”eFunds” means eFunds Corporation, a Delaware corporation.
     ”eFunds Bonds” means the 5.39% Senior Guaranteed Notes due September 30, 2012 of eFunds issued pursuant to the Note Purchase Agreement dated as of September 30, 2005 among eFunds and the purchasers party thereto.
     ”eFunds Fee Letter” means the letter agreement, dated June 26, 2007, as amended, among the Company, the Arrangers and certain Affiliates of the Arrangers.
     ”eFunds Merger” means the merger between eFunds and Merger Sub, with eFunds as the surviving entity, all pursuant to the eFunds Merger Agreement.

     ”eFunds Merger Agreement” means the Agreement and Plan of Merger dated as of June 26, 2007 among the Company, Merger Sub and eFunds.
     ”eFunds Transactions” means the eFunds Merger, the borrowing of Specified Additional Term Loans, any refinancing of any existing indebtedness of eFunds and all related transactions (including the payment of all related fees and expenses).
     ”Excess Cash Flow” means for any fiscal year of the Company, the excess, if any, of:
     (a) the sum, without duplication, of
     (i) Consolidated Net Income for such fiscal year,
     (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income,
     (iii) decreases in Working Capital for such fiscal year, and
     (iv) the aggregate net amount of non-cash loss on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income.
     minus
     (b) the sum, without duplication, of
     (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income,
     (ii) Capital Expenditures and Permitted Acquisitions (including any earnout or other payments made with respect to such Permitted Acquisitions) made in cash to the extent not financed with (x) the proceeds of long-term Indebtedness (other than the Obligations) or (y) the proceeds of asset Dispositions and Casualty Events referred to in clause (b)(vi) below for such fiscal year or any prior fiscal year,
     (iii) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans and Capitalized Leases) of the Company and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),
     (iv) increases in Working Capital for such fiscal year,
     (v) the aggregate net amount of non-cash gain on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,
     (vi) proceeds of all Dispositions of assets pursuant to Section 7.05(l)(ii), Section 7.05(q) or Section 7.05(s) and proceeds of all Casualty Events, in each case received in such fiscal year and to the extent included in arriving at such Consolidated Net Income,
     (vii) proceeds received by the Restricted Companies from insurance claims (including, without limitation, with respect to casualty events, business interruption or product recalls) which reimburse prior business expenses, to the extent included in arriving at such Consolidated Net Income,
     (viii) cash payments made in satisfaction of non-current liabilities,
     (ix) cash fees and expenses incurred in connection with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), and
     (x) cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the eFunds Merger, any Permitted Acquisition or any other Investment permitted hereunder.
     ”FNIS Notes” means the Company’s 4.75% Notes due 2008 issued pursuant to the Indenture dated September 10, 2003 between the Company and SunTrust Bank, as trustee.
     ”FNIS Notes Obligations” has the meaning specified in the Pledge Agreement.
     ”Guaranteed Obligations” means (a) in respect of the Guarantee by each Borrower set forth in Article 10 of this Agreement, (i) all Obligations of each other Borrower, (ii) all Secured Hedging Obligations of each other Loan Party and (iii) all Cash Management Obligations of each other Loan Party and (b) in respect of the Subsidiary Guaranty of any Subsidiary Guarantor, (i) all Obligations of each other Loan Party, (ii) all

Secured Hedging Obligations of each other Loan Party and (iii) all Cash Management Obligations of each other Loan Party, in each case of the obligations described in clauses (a) and (b) above, now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, indemnities, contract causes of action, costs, expenses or otherwise.
     ”Hedge Agreement” means any Swap Contract permitted under Article 6 or 7 that is entered into by and between the Company or any of its Subsidiaries and any Hedge Bank.
     ”Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Hedge Agreement.
     ”Merger Sub” means Agamemnon Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company.
     ”Perfection Certificate” means a certificate in form satisfactory to the Collateral Agent that provides information relating to Uniform Commercial Code filings of each Loan Party.
     ”Pledge Agreement” means that certain Pledge Agreement, dated as of the Amendment No. 1 Effective Date, among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit L.
     ”Pledge Agreement Supplement” has the meaning specified in the Pledge Agreement.
     ”Secured Hedging Obligations” has the meaning set forth in the Pledge Agreement.
     ”Secured Obligations” has the meaning specified in the Pledge Agreement.
     ”Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the holders of Cash Management Obligations, the holders of FNIS Notes Obligations (so long as the FNIS Notes are outstanding and other than for purposes of Article 10 and the Subsidiary Guaranty), the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.
     ”Specified Additional Term Loans” means the Additional Term Loans in an aggregate principal amount of $1,600,000,000, the proceeds of which are to be used for the eFunds Transactions.

     ”Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
     ”Working Capital” means, at any date, the excess of current assets of the Company and its Subsidiaries on such date (excluding cash and Cash Equivalents) over current liabilities of the Company and its Subsidiaries on such date (excluding current liabilities in respect to Indebtedness), all determined on a consolidated basis in accordance with GAAP.
     (b) The definitions of the following terms set forth in Section 1.01 of the Credit Agreement are hereby amended to read in full as follows:
     ”Class” (a) when used with respect to Lenders, refers to whether such Lenders are Term Lenders of any tranche or Revolving Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Term Commitments of any tranche or Revolving Credit Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Term Loans of any tranche or Revolving Credit Loans.
     ”Guarantors” means, collectively, (i) each Guarantor Party and (ii) each Subsidiary Guarantor (with each Subsidiary Guarantor as of the Amendment No. 1 Effective Date listed on Schedule 1.01B).
     ”Loan Documents” means, collectively, (a) this Agreement, (b) the Amendment No. 1, (c) the Company Supplemental Agreement, (d) the Collateral Documents, (e) the Notes, (f) the Guaranty, (g) the Fee Letters, (h) the eFunds Fee Letter, (i) each Letter of Credit Application and (j) each Designated Borrower Request and Assumption Agreement.
     ”Term Facility” means, at any time, with respect to any Class of Term Loans, (a) on or prior to the applicable funding date of such Class of Term Loans, the aggregate amount of the Term Commitments of such Class at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders of such Class outstanding at such time.
     (c) Definition of “Applicable Margin". The definition of “Applicable Margin” set forth in Section 1.01 of the Credit Agreement is hereby amended to replace clauses (a)(i) and (b)(i) thereof with the following: “(i) until the 6-month anniversary of the Amendment No. 1 Effective Date, the percentages per annum set forth below for Pricing Level 4”.

     (d) Definition of “Consolidated EBITDA”. The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended (i) to insert after the words “cash expenses incurred in connection with the Transaction, the Certegy Merger, the Reorganization” contained in clause (b)(viii) thereof the words “, the eFunds Transactions” and (ii) to insert after the words “any non-cash purchase accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Certegy Merger, the Reorganization” contained in clause (b)(xiii) thereof the words “, the eFunds Merger”.
     (e) Definition of “Facility". The definition of “Facility” set forth in Section 1.01 of the Credit Agreement is hereby amended to replace the words “the Term Facility” contained therein with the words “any Term Facility”.
     (f) Definition of “Leverage Ratio”. The definition of “Leverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended to insert, after the words “provided that the amount of Total Indebtedness determined pursuant to clause (a) above at any date shall be reduced” contained in the fourth and fifth lines thereof, the words “(i) by the amount of any outstanding Swing Line Loans or Revolving Credit Loans drawn for the purpose of credit card settlements so long as (x) such Swing Line Loans and Revolving Credit Loans are repaid within three Business Days after the applicable date regarding which the Leverage Ratio is calculated and (y) the Company certifies as to the amount of such Swing Line Loans and Revolving Credit Loans and such repayment in the applicable Compliance Certificate and (ii)”.
     (g) Definition of “Maturity Date”. The definition of “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended to add the following proviso at the end thereof: “, provided that the “Maturity Date” for any Additional Term Loan under an Additional Term Loan Tranche may be a later date as agreed by the Company and the applicable Lenders providing the additional Term Commitments in accordance with Section 2.16”.
     (h) Definition of “Responsible Officer". The definition of “Responsible Officer” set forth in Section 1.01 of the Credit Agreement is hereby amended to add after the words “Closing Date” the words “or the Amendment No. 1 Effective Date”.
     (i) Definition of “Subsidiary Guaranty”. The definition of “Subsidiary Guaranty” set forth in Section 1.01 of the Credit Agreement is hereby amended to replace the word “Obligations” contained therein with the words “Guaranteed Obligations”.
     (j) Replacement of References to “Lender Parties". The definition of the term “Lender Parties” set forth in Section 1.01 of the Credit Agreement is hereby deleted, and each reference in the Credit Agreement to “Lender Party” and

“Lender Parties” is hereby amended to refer to “Secured Party” and “Secured Parties, respectively.
     (k) Replacement of Certain References to “Closing Date”. All references to the term “Closing Date” located in the following provisions of the Credit Agreement shall be deemed to be deleted and replaced with the term “Amendment No. 1 Effective Date”: the definitions of “Guarantee” and “Unrestricted Subsidiary” in Section 1.01; and Sections 5.11, 6.14, 7.01(b), 7.02(f), 7.03(c), 7.05(f), 7.05(l) and 7.08(j).
     Section 3. Schedules and Exhibits.
     (a) Schedule 1.01B (Amendment No. 1 Effective Date Guarantors). Schedule 1.01B to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.01B attached to the Company Supplemental Agreement.
     (b) Schedule 1.01D (Unrestricted Subsidiaries). Schedule 1.01D to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.01D attached to the Company Supplemental Agreement.
     (c) Schedule 5.06 (Litigation). Schedule 5.06 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 5.06 attached to the Company Supplemental Agreement.
     (d) Schedule 5.11 (Subsidiaries). Schedule 5.11 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 5.11 attached to the Company Supplemental Agreement.
     (e) Schedule 7.01 (Existing Liens). Schedule 7.01 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 7.01 attached to the Company Supplemental Agreement.
     (f) Schedule 7.02 (Existing Investments). Schedule 7.02 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 7.02 attached to the Company Supplemental Agreement.
     (g) Schedule 7.03 (Existing Indebtedness). Schedule 7.03 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 7.03 attached to the Company Supplemental Agreement.
     (h) Schedule 7.08 (Transactions with Affiliates). Schedule 7.08 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 7.08 attached to the Company Supplemental Agreement.
     (i) Schedule 7.09 (Existing Restrictions). Schedule 7.09 to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 7.09 attached to the Company Supplemental Agreement.

     (j) Exhibit E (Compliance Certificate). Exhibit E to the Credit Agreement is hereby deleted in its entirety and replaced with the exhibit attached hereto as Exhibit E.
     (k) Exhibit G (Subsidiary Guaranty). Exhibit G to the Credit Agreement is hereby deleted in its entirety and replaced with the exhibit attached hereto as Exhibit G.
     (l) Exhibit K (Company Supplemental Agreement). The exhibit that is attached hereto as Exhibit K is hereby added as Exhibit K to the Credit Agreement.
     (m) Exhibit L (Pledge Agreement). The exhibit that is attached hereto as Exhibit L is hereby attached as Exhibit L to the Credit Agreement.
Section 4. Amendment to Article 2.
     (a) Mandatory Prepayments.
     (i) Section 2.06(b) of the Credit Agreement is hereby amended by renumbering clauses (iii), (iv) and (v) thereof as clauses (iv), (v) and (vi), respectively, and adding a new clause (iii) thereto that reads in full as follows:
     ”(iii) Within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ended after the Amendment No. 1 Effective Date) minus (B) the sum of (1) the amount of any prepayments of the Term Loans made pursuant to Section 2.06(a) during the fiscal year covered by such financial statements and (2) solely to the extent the Revolving Credit Commitments are reduced pursuant to Section 2.07(a) in connection therewith (and solely to the extent of the amount of such reduction), the amount of any prepayments of the Revolving Credit Loans made pursuant to Section 2.06(a) during the fiscal year covered by such financial statements; provided that such percentage shall be reduced to (x) 25% if the Leverage Ratio as of the end of such fiscal year was equal to or less than 3.50:1 and greater than 3.00:1 and (y) 0% if (I) the Leverage Ratio as of the end of such fiscal year was equal to or less than 3.00:1 or (II) the Excess Cash Flow for such year was less than $10,000,000.”

     (ii) The first sentence of the renumbered clause (iv) of Section 2.06(b) is hereby amended to read in full as follows: “Each prepayment of Term Loans pursuant to this Section 2.06(b) shall be applied ratably to each Class of the Term Loans and in direct order of maturities to the principal repayment installments of the Term Loans that are due after the date of such prepayment.”
     (iii) The renumbered clause (v) of Section 2.06(b) is hereby amended to replace the words “pursuant to clauses (i) and (ii) of this Section 2.06(b)” contained in the second and third lines thereof with the words “pursuant to clauses (i), (ii) and (iii) of this Section 2.06(b)”.
     (iv) The renumbered clause (vi) of Section 2.06(b) is hereby amended to replace the words “for purposes of this Section 2.06(b)(v)” contained in the 12th and 13th lines thereof with the words “for purposes of this Section 2.06(b)(vi)”.
     (b) Repayment of Loans. Section 2.08(a) of the Credit Agreement is hereby amended by replacing the word “Section 2.06(b)(iii)” contained in the fifth line thereof with the word “Section 2.06(b)(iv)”.
     (c) Increase in Commitments.
     (i) Section 2.16(a) of the Credit Agreement is hereby amended by replacing the words “shall not exceed $600,000,000” contained in the sixth line thereof with the words “shall not exceed $2,100,000,000”.
     (ii) Section 2.16(f)(i) of the Credit Agreement is hereby amended to delete the parenthetical clause contained in the sixth through eighth lines thereof and replace it in its entirety with the following parenthetical clause: “(except that the interest rate, amortization payment amounts and maturity date applicable to any Additional Term Loan under an Additional Term Loan Tranche may be as agreed by the Company and the applicable Lenders providing the additional Term Commitments, provided that such amortization payment amounts and maturity date shall be in accordance with the requirements of Section 2.16(b))”.
     Section 5. Amendments to Conditions Precedent.
     (a) Conditions to All Credit Extensions.
     (i) Section 4.02(a) of the Credit Agreement is amended hereby to add the following proviso at the end thereof:
”; provided that the only representations involving eFunds and its Subsidiaries, the making of which shall be a condition to the Loans made on Amendment No. 1 Effective Date, shall be (A) the representations and warranties made by or with respect to eFunds or its Subsidiaries in the eFunds Merger Agreement as are material to the interests of Lenders, but only to the extent that the Company has the right to terminate its obligations under the eFunds Merger Agreement as a result of a breach of such representations and warranties in the eFunds Merger Agreement and (B) the representations and warranties set forth in Sections 5.02 (other than clause (c)(ii) thereof), 5.04, 5.12 and 5.15 of this Agreement.”
     (ii) Section 4.02(b) of the Credit Agreement is hereby amended to read in full as follows:
     ”(b) Subject to clause (a) above in the case of the Loans made on the Amendment No. 1 Effective Date, no Default shall exist, or would result from such Credit Extension or from the application of the proceeds therefrom.”
     Section 6. Amendments to Representations and Warranties.
     (a) Governmental Authorization; Other Consents. Section 5.03 of the Credit Agreement is hereby amended to read in full as follows:1
     “Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by any Loan Party in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Pledge Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.”

[1]	The additional language is italicized for ease of reference only.

     (b) No Material Adverse Effect. Section 5.05(b) of the Credit Agreement is hereby amended to replace the date “December 31, 2005” contained therein with the date “December 31, 2006”.
     (c) Perfection. Article 5 of the Credit Agreement is hereby amended by adding a new Section 5.15 thereto that reads in full as follows:
     “Section 5.15. Perfection, Etc. All filings and other actions necessary to perfect and protect the Liens in the Collateral created under and in the manner contemplated by the Collateral Documents have been duly made or taken or otherwise provided for in the manner reasonably requested by the Administrative Agent and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.”
     Section 7. Amendments to Affirmative Covenants.
     (a) Certificates; Other Information. Section 6.02(a) of the Credit Agreement is hereby amended to replace the words “no later than five days” contained in the first line thereof with the words “no later than five Business Days”.
     (b) Use of Proceeds. Section 6.11 of the Credit Agreement is hereby amended to redesignate clause (iii) thereof as clause (iv) and to add immediately prior to such redesignated clause (iv) a new clause (iii) reading as follows: “, (iii) to finance the eFunds Merger and the other eFunds Transactions”.
     (c) Covenant to Guarantee Guaranteed Obligations and Give Security. Section 6.12 of the Credit Agreement is hereby amended to read in full as follows:
     "Section 6.12. Covenant to Guarantee Guaranteed Obligations and Give Security. (a) Cause the following Restricted Subsidiaries to guarantee the Guaranteed Obligations (each a “Subsidiary Guarantor”): such Restricted Subsidiaries as shall constitute (x) at least 95% of the Consolidated EBITDA of the Company and its Domestic Subsidiaries (excluding, for the purposes of such calculation, (1) all Unrestricted Subsidiaries, but including any Subsidiaries that were, at one time, designated as Unrestricted Subsidiaries, but have been redesignated as Restricted Subsidiaries pursuant to Section 6.14 and (2) all Prohibited Restricted Subsidiaries described in the following sentence for so long as the relevant Indebtedness remains outstanding) for the four fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 6.01 and (y) at least 95% of the Total Assets of the Company and its Domestic Subsidiaries (excluding, for the purposes of such calculation, (1) all Unrestricted Subsidiaries, but including any Subsidiaries that were, at one time, designated as Unrestricted Subsidiaries, but have been redesignated as Restricted Subsidiaries pursuant to Section 6.14 and (2) all Prohibited Restricted Subsidiaries described in the following sentence for so long as the relevant Indebtedness remains outstanding) as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 6.01. Notwithstanding the foregoing, (i) any Restricted Subsidiary that is a guarantor of any Permitted Subordinated Indebtedness shall also be required to be a Subsidiary Guarantor, (ii) no Subsidiary shall be required to be a Subsidiary Guarantor if such Subsidiary is a Foreign Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary and (iii) no Restricted Subsidiary that is prohibited from guaranteeing the Guaranteed Obligations pursuant to documents governing any Indebtedness assumed in connection with a Permitted Acquisition and not incurred in contemplation thereof (each, a “Prohibited Restricted Subsidiary”) shall be required to become a Subsidiary Guarantor for so long as such Indebtedness remains outstanding.
     (b) At the end of each fiscal quarter of the Company, the Company shall determine whether any Restricted Companies that are not currently Subsidiary Guarantors shall be required, pursuant to the provisions of Section 6.12(a) to become Subsidiary Guarantors and, within 60 days after the end of such fiscal quarter (or such longer period as the Administrative Agent may agree in its reasonable discretion), will at the Company’s expense:
     (i) Cause any new Subsidiary Guarantors (each, an “Additional Guarantor”) to duly execute and deliver to the Administrative Agent a guaranty substantially in the form of Exhibit G (either directly or via a guaranty supplement) or such other form of guaranty or guaranty supplement to guarantee the Guaranteed Obligations in form and substance reasonably satisfactory to the Administrative Agent and the Company, it being understood and agreed that each Subsidiary that is required to be a Subsidiary Guarantor on the Closing Date shall duly execute and deliver to the Administrative Agent a Subsidiary Guaranty on the Closing Date; provided that in connection with any acquisition of any Restricted Company, if any Subsidiary that is not already a Subsidiary Guarantor shall be required, pursuant to the provisions of Section 6.12(a) to become a Subsidiary Guarantor, the Company shall, in each case at the Company’s expense and within 30 days of being so required, cause such Subsidiary to duly execute and deliver to the Administrative Agent a Subsidiary Guaranty;
     (ii) Cause such Additional Guarantor to duly execute and deliver to the Administrative Agent a Pledge Agreement Supplement, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Pledge Agreement and other security documents in effect on the Amendment No. 1 Effective Date), granting a Lien in substantially all of the Equity Interests directly held by such Restricted Subsidiary, in each case securing the Secured Obligations of such Additional Guarantor; provided that (A) no more than 65% of the voting Equity Interests of any Foreign Subsidiary that are held directly by a Loan Party shall be required to be pledged to support the Secured Obligations (except to the extent such Equity Interests are pledged to support obligations under any Permitted Subordinated Indebtedness); (B) no Equity Interests of any Restricted Subsidiary which have been pledged to secure Indebtedness of such Additional Guarantor assumed in connection with a Permitted Acquisition that is secured by a Lien permitted by Section 7.01(p) shall be required to be pledged, but only for so long as such Lien is in effect; (C) no Equity Interests of any Foreign Subsidiary that are held directly by a Foreign Subsidiary shall be required to be pledged to support the Secured Obligations (except to the extent such Equity Interests are pledged to support obligations under any Permitted Subordinated Indebtedness); (D) Equity Interests in any Joint Venture which cannot be pledged without the consent of any third party (and which such consent has not been obtained) shall not be required to be pledged to support the Secured Obligations to the extent such restriction is enforceable; and (E) Equity Interests of a Restricted Subsidiary shall not be required to be pledged to support the Secured Obligations if the Administrative Agent reasonably determines that the costs of obtaining the security interest in such Equity Interests are unreasonably excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;
     (iii) Cause such Additional Guarantor to deliver, to the extent required to be pledged hereunder or under the Collateral Documents, any and all certificates representing Equity Interests owned by such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and
     (iv) Take and cause such Additional Guarantor to take whatever action (including the filing of Uniform Commercial Code financing statements, and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Pledge Agreement Supplements and other security documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms.
     (c) (i) So long as the eFunds Bonds remain outstanding, no Equity Interests of any Subsidiary of eFunds shall be pledged to support the Secured Obligations and (ii) so long as the FNIS Notes remain outstanding, no Equity Interests of any Subsidiary of the Company shall be pledged to support the Secured Obligations to the extent that grant of a Lien on the same would result in triggering additional financial reporting requirements under Rule 3-16 of Regulation S-X under the 1934 Act upon securing the FNIS Notes (as contemplated by Section 4.04 of the indenture governing the FNIS Notes, as in effect on the Amendment No. 1 Effective Date); provided that, within 30 days, or such longer period as the Administrative Agent may agree in its reasonable discretion, after all such bonds or notes cease to be outstanding or any such Person ceases to be so classified and restricted, the Borrowers shall cause each such Person that is a Guarantor to comply with Section 6.12(b).
     (d) Within 45 days after the reasonable request therefor by the Administrative Agent, or such longer period as the Administrative Agent may agree in its reasonable discretion, the Borrowers shall, at the Borrowers’ expense, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in Section 6.12(b) in respect of foreign Equity Interests as the Administrative Agent may reasonably request.
     (e) Notwithstanding anything to the contrary in this Agreement, to the extent that the Company shall determine at any time that certain Restricted Subsidiaries that are not required to be Subsidiary Guarantors pursuant to the provisions of Section 6.12(a) above are parties to a Subsidiary Guaranty and/or a Pledge Agreement, the Company shall be entitled to give notice to that effect to the Administrative Agent whereupon such Restricted Subsidiaries shall no longer be deemed to be Subsidiary Guarantors and the Administrative Agent shall promptly release each such Restricted Subsidiary from its Subsidiary Guaranty and any applicable Pledge Agreement (and release any liens granted on any Collateral of such Restricted Subsidiary).
     (d) Further Assurances. Section 6.13 of the Credit Agreement is hereby amended to read in full as follows:

     "Section 6.13. Further Assurances. Promptly upon reasonable request by the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.”
     (e) Designation of Subsidiaries. Section 6.14 of the Credit Agreement is hereby amended (i) to replace the words “a Joint Venture in existence on the Closing Date that thereafter becomes a Subsidiary (an “Excluded Unrestricted Subsidiary”)” contained in the third through fifth lines thereof, with the words “(x) a Joint Venture in existence on the Amendment No. 1 Effective Date that thereafter becomes a Subsidiary or (y) a Securitization Vehicle (each, an “Excluded Unrestricted Subsidiary”)” and (ii) to replace the words “designation of any Subsidiary as an Unrestricted Subsidiary” contained in the second sentence thereof with the words “designation of any Subsidiary (other than a Securitization Vehicle) as an Unrestricted Subsidiary”.
     Section 8. Amendment to Negative Covenants.
     (a) Liens.
     (i) Section 7.01(b) of the Credit Agreement is hereby amended to replace the words “Liens existing on the Closing Date” contained in the first line thereof with the words “Liens existing on the Amendment No. 1 Effective Date”.
     (ii) Section 7.01 of the Credit Agreement is hereby amended to add a new sentence at the end of such section that reads in full as follows:
“Without limitation of the foregoing, in no event shall the Company or any of its Restricted Subsidiaries create, incur, assume or suffer to exist any Lien upon any of the Equity Interests in eFunds or any of its Subsidiaries (other than under the Loan Documents) so long as the eFunds Bonds are outstanding.”
     (b) Investments.
     Section 7.02(n) of the Credit Agreement is hereby amended (x) to insert after the words “the book value of the assets of an Unrestricted Subsidiary” contained in the second and third lines thereof and after the words “the book value of all Unrestricted Subsidiaries” contained in the seventh and eighth lines thereof, the words “other than any Securitization Vehicle”; and (y) to insert after the words “not to exceed” contained in the ninth and tenth lines thereof, the phrase “for all Unrestricted Subsidiaries (other than Securitization Vehicles)”.
(c) Indebtedness.
     The proviso at the end of Section 7.03 of the Credit Agreement is hereby amended to read in its entirety as follows: “provided that at the time of incurrence or assumption of any Specified Debt described below, after giving effect to such Specified Debt, the aggregate principal amount of all Specified Debt shall not exceed the greater of $500,000,000 and 15% of Consolidated Shareholders’ Equity. For purposes hereof, “Specified Debt” means, without duplication, (A) any Indebtedness of a Loan Party that is secured by Liens permitted to exist in reliance on any of clauses (n), (p) or (w) of Section 7.01 and (B) (1) any Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted to exist in reliance on any of clauses (g), (h), (w)(i) (but only if the Liens securing such Indebtedness are permitted to exist in reliance on any of clauses (n), (p) or (w) of Section 7.01) or (x) of this Section 7.03 (the “Excluded Debt”) and (2) any Guarantee of Excluded Debt permitted by this Section 7.03.”
     (d) Dispositions. Section 7.05(f) of the Credit Agreement is hereby amended by replacing the words “shall not exceed $50,00,000” contained in the second and third lines thereof with the words “shall not exceed $100,000,000”.
     (e) Burdensome Agreements. Section 7.09 of the Credit Agreement is hereby amended by replacing the words “exist on the date hereof” contained in clause (i)(x) to the proviso thereto with the words “exist on the Amendment No. 1 Effective Date”.
     (f) Financial Covenants. The table set forth in Section 7.10(a) is hereby amended to read in full as follows:

Period Ending Date	Leverage Ratio
December 31, 2006 through December 31, 2008	4.0:1.0
March 31, 2009 through December 31, 2009	3.5:1.0
March 31, 2010 and thereafter	3.25:1.0
     Section 9. Amendments to Events of Default and Remedies.
     (a) Events of Default. Section 8.01 of the Credit Agreement is hereby amended by replacing the period at the end of clause (j) thereof with “; or” and adding a new clause (k) thereof that reads in full as follows:

     ”(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 15(a) of Amendment No. 1 or Section 6.12 hereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice delivered to the Administrative Agent), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Collateral Documents or to file Uniform Commercial Code financing statements, continuation statements or equivalent filings.”
     Section 10. Amendments to Agent Provisions.
     (a) Appointment and Authorization of Agents. Section 9.01 of the Credit Agreement is hereby amended by adding a new clause (c) thereto that reads in full as follows:
     ”(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.”
     (b) Delegation of Duties. Section 9.02 of the Credit Agreement is hereby amended by inserting the following parenthetical clause after the words “duties under this Agreement or any other Loan Document” contained therein: “(including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder)”.

     (c) Liability of Agents. Section 9.03 of the Credit Agreement is hereby amended by inserting the following clause after the words “or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document,” contained in 9th through 11th lines thereof: “or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents,”.
     (d) Successor Agents. The 6th and 7th sentences of Section 9.09 of the Credit Agreement is hereby amended to read in full as follows:
     “If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or an L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.”
     (e) Collateral and Guaranty Matters. Section 9.11 of the Credit Agreement is amended to read in full as follows:
     “Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (A) Secured Hedging Obligations, (B) Cash Management Obligations, (C) FNIS Notes Obligations and (D) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (or provision therefor in full in a manner reasonably satisfactory to each L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below; and
     (b) to release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Permitted Subordinated Indebtedness unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to such Permitted Subordinated Indebtedness.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.”
     (f) Appointment of Supplemental Administrative Agents. Section 9.13 of the Credit Agreement is hereby amended by renumbering subsection (b) thereof as subsection (c) and inserting a new subsection (b) that reads in full as follows:
     ”(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article

9 and of Section 9.07 (obligating the Borrowers to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.”
     Section 11. Amendments to Guaranty.
     (a) Guaranty. The first sentence of Section 10.01 of the Credit Agreement is hereby amended to read in its entirety as follows:
“Each Borrower (other than a Designated Borrower that is a Foreign Subsidiary) hereby guarantees the punctual payment when due, whether at scheduled maturity or by acceleration, demand or otherwise, of all of its Guaranteed Obligations (each Borrower in its capacity as guarantor under this Article 10, a “Guarantor Party”).”
     (b) Guaranty Absolute. Section 10.03 of the Credit Agreement is hereby amended (i) to renumber clauses (d), (e), (f) and (g) thereof as clauses (e), (f), (g) and (h), respectively, (ii) to replace clause (c) thereof with the following clause (c) and (iii) to insert a new clause (d) that reads in full as follows:
     ”(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of its Guaranteed Obligations;
     (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of its Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of its Guaranteed Obligations or any other Secured Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;”.
     (c) Waiver and Acknowledgments.
     (i) Section 10.04(a) of the Credit Agreement is hereby amended to replace the clause “any requirement that any Lender Party exhaust any right or take any action against any Loan Party or any other Person” contained at the end thereof with the following clause: “any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral”.

     (ii) Section 10.04(c) of the Credit Agreement is hereby amended to insert after the words “to proceed against any of the other Loan Parties, any other guarantor or any other Person” contained in the fifth and sixth lines therein the words “or any Collateral”.
     (d) Subrogation. Section 10.05 of the Credit Agreement is hereby amended by (i) adding after the words “against any other Loan Party or any other insider guarantor” contained in the 8th line of the first sentence thereof the words “or any Collateral” and (ii) adding the following clause at the end of the second sentence thereof: “, or to be held as Collateral for any of such Guarantor Party’s Guaranteed Obligations or other amounts payable by it under this Article 10 thereafter arising”.
     Section 12. Amendments to Miscellaneous Provisions.
     (a) Amendments, Etc.
     (i) Clause (ii)(B) to the first proviso to Section 11.01(a) of the Credit Agreement is hereby amended to read in full as follows:
     ”(B) release all or substantially all of the Collateral in any transaction or series of related transactions, or release all or substantially all of the value of the Guaranty”.
     (ii) The second proviso to Section 11.01(a) of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (4) thereto, (ii) renumbering clause (5) thereto as clause (6) and inserting after the words “the Fee Letters” contained in such clause (6) the words “and the eFunds Fee Letter” and (iii) inserting a new clause (5) that reads in full as follows:
     ”(5) no amendment, waiver or consent shall alter the allocation of payments set forth in Section 2.06(b)(iv) between the Classes of Term Loans without the consent of Lenders having more than 50% of the outstanding principal amount of each Class of Term Loans affected thereby, voting as separate classes; and”.
     (iii) Section 11.01(e) of the Credit Agreement is hereby amended to insert the words “of any Class” after the words “to permit the refinancing of all outstanding Term Loans” contained in the third and fourth lines thereof.
     (iv) Section 11.01(f) of the Credit Agreement is hereby amended (i) to replace the words “by one or more Lenders (the “Consenting Lenders”)” contained in the fourth line thereof with the words “by the Required Lenders” and (ii) to replace all other references to

“Consenting Lenders” contained therein with the words “Required Lenders”.
     (v) Section 11.04 of the Credit Agreement is hereby amended to insert the following sentence after the end of the first sentence thereof:
“The foregoing costs and expenses shall include all search and filing charges relevant to the Collateral and fees and taxes related thereto, and the related reasonable out-of-pocket expenses incurred by any Agent.”
     (vi) Section 11.07(d)(i) of the Credit Agreement is hereby amended to replace the dollar amount “$10,000,000” contained therein with the dollar amount “$1,000,000”.
     (vii) Section 11.07(f) of the Credit Agreement is hereby amended to insert after the words “any amendment, waiver or other modification described in Section 11.01(a)(i)” contained in 13th and 14th lines thereof the words “or Section 11.01(a)(ii)”.
     Section 13. Amendment of Subsidiary Guaranty. The parties hereto agree that the Subsidiary Guaranty dated as of January 18, 2007 shall be amended to reflect the terms set forth in the form of Subsidiary Guaranty attached hereto as Exhibit G (such amendment being referred to herein as the "Subsidiary Guaranty Amendment”).
     Section 14. Representations and Warranties. The Company, as a Borrower under the Credit Agreement, hereby represents and warrants to the Agents and the Lenders as follows:
     (a) Authorization; No Contravention. The execution, delivery and performance by the Company of this Amendment are (a) within the Company’s corporate or other powers, (b) have been duly authorized by all necessary corporate, shareholder or other organizational action, and (c) do not and will not (i) contravene the terms of any of the Company’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Credit Agreement), or require any payment to be made under any (A) documentation governing any Permitted Subordinated Indebtedness, (B) any other Contractual Obligation to which the Company is a party or affecting the Company or the properties of the Company or any of its Subsidiaries or (C) any order, injunction, writ or decree, of or with any Governmental Authority or any arbitral award to which the Company or its property is subject; or (iii) violate, in any material respect, any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

     (b) Binding Effect. This Amendment has been duly executed and delivered by the Company. This Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.
     Section 15. Conditions To Effectiveness of Amendment. This Amendment shall become effective upon the satisfaction of the following conditions (the “Amendment No. 1 Effective Date”):
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals, or electronic copies or facsimiles followed promptly by originals (unless otherwise specified), each properly executed by a Responsible Officer of the applicable Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) executed counterparts of this Amendment from the Company and the Required Lenders;
     (ii) a guaranty substantially in the form of Exhibit G (either directly or via a guaranty supplement) or such other form of guaranty or guaranty supplement to guarantee the Guaranteed Obligations in form and substance reasonably satisfactory to the Administrative Agent and the Company, duly executed by eFunds, it being agreed that for so long as the eFunds Bonds are outstanding, eFunds shall guarantee such obligations only up to an amount that is permitted by the indenture governing the eFunds Bonds;
     (iii) executed counterparts of the Subsidiary Guaranty Amendment and the Company Supplemental Agreement (together with all schedules contemplated thereby, which schedules shall be reasonably satisfactory to the Administrative Agent);
     (iv) the Pledge Agreement, duly executed by each Loan Party together with:
     (A) certificates representing any certificated Pledged Equity referred to therein accompanied by undated stock powers executed in blank,
     (B) a completed Perfection Certificate in the form attached hereto as Annex B dated the Amendment No. 1 Effective Date and executed by a Responsible Officer of each Loan Party (or such other form as may be reasonably acceptable to the Administrative Agent); and

     (C) evidence reasonably satisfactory to the Administrative Agent that the Liens (if any) indicated on a lien search with respect to each Loan Party in the jurisdiction where such Loan Party is located (within the meaning of Section 9-307 of the Uniform Commercial Code as in effect in the State of New York) either (1) with respect to the Company and its subsidiaries existing prior to the time of the eFunds Merger, are permitted by Section 7.01 or (2) with respect to eFunds and its subsidiaries existing at the time of the eFunds Merger, are disclosed on the schedules to the eFunds Merger Agreement or are otherwise permitted to exist by the eFunds Merger Agreement without giving the Company the right to refuse to close on the eFunds Merger as a result of the existence of such Liens;
     (v) evidence (in form reasonably satisfactory to the Administrative Agent) of the identity, authority and capacity of each Responsible Officer of each Loan Party executing this Amendment, the Subsidiary Guaranty Amendment or Subsidiary Guaranty, the Company Supplemental Agreement or any Collateral Document on the Amendment No. 1 Effective Date;
     (vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
     (vii) opinions of counsel to the Company addressed to each Agent and each Lender providing legal opinions substantially similar to those set forth on Annex C hereto (with standard exceptions and qualifications reasonably acceptable to the Administrative Agent);
     (viii) a certificate signed by a Responsible Officer of the Company certifying as to the satisfaction of the conditions set forth in Section 15(f) and (g) of this Amendment;
     (ix) a certificate attesting to the Solvency of the Company and the Restricted Subsidiaries (taken as a whole) after giving effect to the eFunds Transactions, this Amendment and each of the other transactions contemplated to occur on the Amendment No. 1 Effective Date from the chief financial officer, treasurer or assistant treasurer of the Company; and
     (x) copies (certified to be true and complete by the Company) of any amendments to the eFunds Merger Agreement and the disclosure schedules thereto.
     (b) All fees and expenses required to be paid on or before the Amendment No. 1 Effective Date shall have been paid in full in cash.

     (c) The eFunds Merger Agreement and any material agreement relating thereto shall not have been altered, amended or otherwise changed or supplemented in a manner material and adverse to the Lenders or any condition therein waived in a manner material and adverse to the Lenders, in each case without the consent of the Arrangers (which shall not be unreasonably withheld or delayed). The eFunds Merger shall have been consummated, or substantially concurrently consummated, in accordance with the terms of the eFunds Merger Agreement.
     (d) There shall not have occurred between December 31, 2006 and the Amendment No. 1 Effective Date any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or is reasonably likely to have a “Material Adverse Effect” (as defined in the eFunds Merger Agreement and set forth for ease of reference in the annex attached hereto as Annex A).
     (e) The Lenders shall have received (i) audited consolidated financial statements of eFunds for the fiscal year ended December 31, 2006 and (ii) such financial information for periods ending after December 31, 2006 as shall be publicly available prior to the Amendment No. 1 Effective Date (or as may be otherwise delivered to the Company pursuant to the eFunds Merger Agreement). The Lenders shall have received pro forma consolidated financial statements as to the Company and its Subsidiaries, and forecasts of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Amendment No. 1 Effective Date and on an annual basis for each year thereafter until the Maturity Date.
     (f) The representations and warranties of the Company contained in Section 14 of this Amendment and the representations and warranties of the Company and each other Borrower contained in Article 5 of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Amendment No. 1 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that the only representations involving eFunds and its Subsidiaries, the making of which shall be a condition to the effectiveness of this Amendment, shall be (A) the representations and warranties made by or with respect to eFunds or its Subsidiaries in the eFunds Merger Agreement as are material to the interests of Lenders, but only to the extent that the Company has the right to terminate its obligations under the eFunds Merger Agreement as a result of a breach of such representations and warranties in the eFunds Merger Agreement and (B) the representations and warranties set forth in Sections 5.02 (other than clause (c)(ii) thereof), 5.04, 5.12 and 5.15 of the Credit Agreement (as amended by this Amendment).

     (g) Subject to clause (f) above, no Default shall exist with respect to the Company and its Subsidiaries at the time of, or after giving effect to, the eFunds Transactions and this Amendment.
     Section 16. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[The remainder of this page is intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Jennifer F. Alvarado
	Name:	Jennifer F. Alvarado
	Title:	Vice President and Assistant Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender
By:	/s/ Robert Anastasio
	Name:	Robert Anastasio
	Title:	Vice President

Name of Lender:
By:
Name:
Title:

ANNEX A
Definition of “Material Adverse Effect” in eFunds Merger Agreement
     "Material Adverse Effect” means any material adverse change in or effect on the business, financial condition, assets, liabilities or results of operations of the eFunds and its Subsidiaries taken as a whole, other than any change or effect arising out of or resulting from (a) a decrease in the market price of shares of eFunds Common Stock (provided that any underlying cause of such decline may be considered in determining whether there may be a Material Adverse Effect), (b) general political, economic or business conditions globally or in the United States or any country or region in which eFunds does business or any changes therein, (c) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (d) changes in general legal, tax or regulatory conditions in the United States or any other countries or regions in which eFunds does business, (e) changes in U.S. GAAP or authoritative interpretations thereof, and changes in applicable law and related rules or regulations, (f) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (g) any change or effect generally affecting the industries or business segments in which eFunds operates, (h) any hurricane, earthquake, flood, or other natural disasters or acts of God, (i) the announcement of the eFunds Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees (but not any litigation resulting from such announcement), (j) any action by the Company or any of its Affiliates prior to the date of the eFunds Merger Agreement or (k) any action or omission by eFunds at the request or direction of the Company, provided that any change or effect arising out of or resulting from the matters described in items (b) through (h) of this definition shall not be excluded to the extent that such change or effect disproportionately affects eFunds as compared to the majority of persons engaged in the industries in which eFunds operates.